Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Definitive Healthcare Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.001 par value per share	457(c) and 457(h)	5,256,914 (2)	$11.71 (3)	$61,558,462.94	0.00011020	$6,783.75

Total Offering Amounts							$6,783.75

Total Fee Offsets(4)							—

Net Fee Due							$6,783.75

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A Common Stock of Definitive Healthcare Corp. (the “Registrant”) that become issuable under the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “2021 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.

(2)	Represents 5,256,914 additional shares of the Registrant’s Class A Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2023 under the 2021 Plan.
(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $11.71, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on February 22, 2023.

(4)	The Registrant does not have any fee offsets.